UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Jay Puri entered into an offer of employment for the position of Senior Vice President of Sales with NVIDIA Corporation (“NVIDIA”) effective as of December 19, 2005. The offer of employment is attached as Exhibit 99.1 and is incorporated herein by reference.

Under the terms of the offer of employment, Mr. Puri received a sign-on bonus of $100,000, which shall be paid in equal quarterly installments over the period of one year, and an annual salary of $300,000. In addition, Mr. Puri is eligible for up to $300,000 of incentive compensation, which shall be pro-rated (8.3%) for fiscal year 2006 (“Annual Incentive Compensation”). Mr. Puri’s Annual Incentive Compensation shall be based 50% on the performance of NVIDIA against certain objectives and 50% based on Mr. Puri’s accomplishment of certain key objectives set by NVIDIA. Mr. Puri must be employed through the end of the applicable fiscal year to be eligible to receive any Annual Incentive Compensation. Subject to approval by the Board of Directors of NVIDIA, Mr. Puri shall be granted an option (the “Option”) to purchase 225,000 shares of NVIDIA common stock, which shall vest in equal monthly installments over a three year period. Mr. Puri shall be entitled to accelerated vesting of one year of equivalent vesting under his Option if he is involuntarily terminated within 12 months of his hire date as a direct result of a merger, consolidation, acquisition or sale of assets of NVIDIA.

Mr. Puri succeeds NVIDIA Senior Vice President of Sales, Jeff Fisher. Mr. Fisher has been named Senior Vice President of the GeForce(R) Business Unit, which includes desktop and notebook GPU products.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

	(d)	Exhibits
Exhibit		Description
99.1		Offer of employment letter between Jay Puri and NVIDIA Corporation for the position of Senior Vice President of Sales, effective as of December 19, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

By: /s/ David M. Shannon
David M. Shannon
Date: December 22, 2005	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Offer of employment letter between Jay Puri and NVIDIA Corporation for the position of Senior Vice President of Sales, effective as of December 19, 2005.